Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-226426

January 14, 2019

FedEx Corporation

Final Term Sheet

$500,000,000 3.400% Notes due 2022

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated January 14, 2019 relating to such offering (the “Preliminary Prospectus Supplement”) and the accompanying base prospectus dated July 30, 2018 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-226426.

3.400% Notes due 2022

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	$500,000,000 3.400% Notes due 2022

Principal Amount:	$500,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	January 14, 2019

Settlement Date (T+2):	January 16, 2019

Stated Maturity Date:	January 14, 2022

Interest Payment Dates:	Semi-annually on each January 14 and July 14, commencing July 14, 2019

Optional Redemption Provisions:	Make-whole call at T+15 basis points

Benchmark Treasury:	UST 2.500% due January 15, 2022

Benchmark Treasury Price / Yield:	99-31 / 2.511%

Spread to Benchmark Treasury:	+93 basis points

Reoffer Yield:	3.441%

Coupon:	3.400% per annum

Price to Public:	99.884% of Principal Amount

CUSIP / ISIN:	31428XBU9 / US31428XBU90

Joint Book-Running Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
ING Financial Markets LLC

Wells Fargo Securities, LLC

Co-Managers:	Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
Regions Securities LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.

*   Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

No PRIIPs KID:  No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s Preliminary Prospectus Supplement dated January 14, 2019 and the accompanying Base Prospectus dated July 30, 2018 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the aforementioned Preliminary Prospectus Supplement and Base Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you these documents if you request it by contacting (i) BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or by e-mailing new.york.syndicate@bnpparibas.com, (ii) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (iii) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (iv) ING Financial Markets LLC toll-free at 1-877-446-4930 or (v) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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